                                  EXHIBIT 99.1

                    Union Planters Corporation Press Release
             dated April 15, 1999, announcing operating results for
                      the three months ended March 31, 1999


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April 15, 1999

         UNION PLANTERS CORPORATION ANNOUNCES FIRST QUARTER 1999 RESULTS

         Memphis, TN -- Union Planters Corporation (NYSE: UPC) announced first quarter 1999 net earnings of $97.4 million, or $.67 per diluted share, compared to $104.5 million, or $.74 per diluted share for the first quarter of 1998. Cash earnings (net earnings adjusted for the after-tax impact of amortization of goodwill and other intangibles) were $107.9 million, or $.75 per diluted share for 1999 compared to $110.0 million, or $.78 per diluted share for 1998. Cash earnings for the first quarter of 1999 represented returns on average tangible assets and average tangible common equity of 1.37% and 17.84%, respectively, compared to 1.50% and 16.99%, respectively, for the same period in 1998.

         The results for the first quarter of 1999 include two acquisitions, First Mutual Bancorp, Inc., in Decatur, Illinois, and First & Farmers Bancshares, Inc., in Somerset and Burkesville, Kentucky, and the purchase of 56 branches, $855 million of loans and the assumption of $1.7 billion of deposit liabilities in Indiana. All of these transactions were accounted for using the purchase method of accounting which includes their results from the date of acquisition.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer said, "It was a solid quarter for us although we are disappointed with the shortfall compared to last year. Our results continue to be affected by our ongoing integration of recent acquisitions and the implementation of a number of operational changes. Once completed, we expect profitability ratios to improve and to report higher earnings per share each quarter for the remainder of the year."



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         Net interest income for the first quarter of 1999 was $295.7 million, down $8.1 million from the same period in 1998 and up $1.8 million from the fourth quarter of 1998. The net interest margin for the first quarter of 1999 was 4.22% compared to 4.59% and 4.24%, respectively, for the first and fourth quarters of 1998. Average loans, excluding FHA/VA loans, increased 2.0% for the first quarter of 1999 compared to the same period in 1998.

         The provision for losses on loans for the first quarter of 1999 was $16.3 million, down $16.9 million from the same period in 1998. The decrease is attributable primarily to the sale of the credit card portfolio in the fourth quarter of 1998 which reduced the provision approximately $10.5 million and to lower provisions by acquired institutions. Net charge-offs were $14.2 million, or .29% of average loans which compares to $26.9 million, or .56% for the same period in 1998.

         At March 31, 1999, the allowance for losses on loans was $345.0 million, or 1.73% of loans and 197% of nonperforming loans. Nonperforming assets at March 31, 1999 were $203.9 million, or 1.02% of loans and foreclosed properties. This compares to $182.6 million, or .97% of loans and foreclosed properties at December 31, 1998.

         Noninterest income for the first quarter was $126.3 million compared to $126.8 million for the first quarter of 1998. First quarter 1999 noninterest income included income related to the securitization and sale of FHA/VA loans, the completion of the sale of a portion of the credit card portfolio, and gains on the sale of branches and other selected assets, which in the aggregate totaled $9.3 million. Noninterest income for the same period in 1998 included gains on the sale of branches and other selected assets and investment securities gains, which in the aggregate totaled $12.3 million. Mortgage banking



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revenues and annuity sales increased $5.8 million and $3.1 million, respectively, during the quarter but were partially offset by a decline in bank card income due to the sale of the credit card portfolio.

         Noninterest expenses increased $21.2 million to $258.2 million for the first quarter of 1999 compared to the same period in 1998. The increase relates primarily to noninterest expenses of acquired entities, primarily salaries and employee benefits expense and amortization of goodwill and other intangibles. Partially offsetting these increases was a decline in merger related costs of $4.4 million.

         Union Planters Corporation ended the quarter with total assets of $33.7 billion, total loans of $20.5 billion, and total deposits of $26.5 billion. Shareholders' equity at March 31, 1999 was $3.0 billion and the shareholders' equity to total assets and leverage ratios were 9.04% and 7.83%, respectively.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,090 ATMs and 870 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. Union Planters is one of the 30 largest bank holding companies in the United States and is included in the S & P 500 Index. The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol UPC.

         To the extent that statements in this report relate to the plans, objectives, or future performance of Union Planters, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting Union Planters' business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.

                                      -O0O-
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FOR ADDITIONAL INFORMATION:

FINANCIAL CONTACT
JACK W. PARKER
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
(901) 580-6781

MEDIA CONTACT
BILL ANDREWS
SENIOR VICE PRESIDENT
(901) 580-2892

                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                        1999            1998
------------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                         $   295,697      $   303,750
     Taxable-equivalent basis                                           305,143          311,978
   Provision for losses on loans                                         16,279           33,212
   Noninterest income
     Investment securities gains                                             11            5,854
     Other                                                              126,243          120,905
   Noninterest expense                                                  258,239          237,002
   Earnings before income taxes                                         147,433          160,295
   Applicable income taxes                                               50,083           55,834
   NET EARNINGS                                                          97,350          104,461

   NET EARNINGS APPLICABLE TO COMMON SHARES                              96,892          103,828

   CASH EARNINGS                                                        107,914          110,003

------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net earnings
           - basic                                                  $       .68      $       .76
           - diluted                                                        .67              .74
   Cash earnings
           - basic                                                          .76              .80
           - diluted                                                        .75              .78

   Cash dividends                                                           .50              .50
   Book value                                                             21.19            21.12

------------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/guaranteed loans      $19,887,089      $19,032,843
   Allowance for losses on loans                                        345,011          334,143
   Nonperforming assets
      Nonaccrual loans                                                  170,785          141,968
      Restructured loans                                                  4,195            6,928
      Foreclosed properties                                              28,960           39,098
   Loans 90 days past due                                                50,906           51,561
   FHA/VA government-insured/guaranteed loans                           617,854        1,228,769
      Nonaccrual                                                          8,369           13,606
      90 days past due                                                  329,742          438,038
   Available for sale investment securities
      Amortized cost                                                  8,721,121        6,608,426
      Fair value                                                      8,798,432        6,666,235
      Unrealized gain, net of taxes                                      47,463           36,571
   Total assets                                                      33,669,182       30,422,171
   Total deposits                                                    26,461,681       23,146,922
   Total shareholders' equity                                         3,043,909        2,920,163
   Total common equity                                                3,021,012        2,882,851
   Tier 1 capital                                                     2,476,642        2,885,041
------------------------------------------------------------------------------------------------

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                1999              1998
------------------------------------------------------------------------------------------
AVERAGE BALANCES
   Loans, excluding FHA/VA government-insured/
      guaranteed loans                                       $19,764,932      $19,378,752
   FHA/VA government-insured/guaranteed loans                    688,883        1,280,381
   Investment securities                                       8,447,535        6,207,641
   Earning assets                                             29,336,591       27,588,514
   Total assets                                               32,350,030       29,940,465
   Total deposits                                             25,287,719       22,968,546
   Interest-bearing liabilities                               24,427,846       22,998,653
   Demand deposits                                             4,303,509        3,393,327
   Shareholders' equity                                        2,956,833        2,879,383
   Common equity                                               2,933,643        2,832,631

------------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                                         1.22%            1.41%
   Return on average common equity                                 13.39            14.87
   Return on average tangible assets                                1.37             1.50
   Return on average tangible common equity                        17.84            16.99
   Allowance for losses on loans to loans (1)                       1.73             1.76
   Nonperforming loans to loans (1)                                  .88              .78
   Nonperforming assets to loans and
       foreclosed properties (1)                                    1.02              .99
   Net charge-offs of loans                                  $    14,204      $    26,873
   Net charge-offs as a percentage of
      average loans                                                  .29%             .56%
   Common shares outstanding (end of
      period, in thousands)                                      142,570          136,480
   Weighted average shares outstanding
      (in thousands)
         Basic                                                   142,259          135,932
         Diluted                                                 144,675          141,414
   Yield on earning assets (taxable-equivalent
      basis)                                                        7.80%            8.56%
   Rate on interest-bearing liabilities                             4.30             4.77
   Interest rate spread (taxable-equivalent
       basis)                                                       3.50             3.79
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                        4.22             4.59
   Shareholders' equity to total assets                             9.04             9.60
   Leverage ratio                                                   7.83             9.71

(1) Excludes FHA/VA government-insured/guaranteed loans
------------------------------------------------------------------------------------------